SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 15, 2006
(Date of earliest event reported)

NATHAN'S FAMOUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-3189	11-3166443

(State of Incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

1400 Old Country Road, Westbury, New York		11590

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number including area code	(516) 338-8500

N/A

(Former name or former address, if changed since last report.)

Item 1.01 Entry Into Material Definitive Agreement.

As previously reported in the Nathan’s Famous, Inc. (the “Company”) Form 8-K dated November 1, 2006, Howard M. Lorber was appointed as Executive Chairman of the Board of the Company, effective January 1, 2007 and Eric Gatoff was appointed as Chief Executive Officer of the Company effective January 1, 2007.

In connection with the foregoing, on December 15, 2006, the Company entered into an employment agreement with Mr. Howard Lorber (the “Lorber Employment Agreement”) pursuant to which Mr. Lorber will be appointed as Executive Chairman of the Board of the Company effective January 1, 2007 and an employment agreement with Mr. Eric Gatoff (the “Gatoff Employment Agreement”) pursuant to which Mr. Gatoff will be appointed as Chief Executive Officer effective January 1, 2007. The Lorber Employment Agreement supercedes Mr. Lorber’s existing employment agreement.

Under the terms of the Lorber Employment Agreement, Mr. Lorber will serve as Executive Chairman of the Board from January 1, 2007 until December 31, 2012, unless his employment is terminated in accordance with the terms of the Lorber Employment Agreement. Pursuant to the Lorber Employment Agreement, Mr. Lorber will receive a base salary of $400,000, and will not receive a contractual bonus; provided that, for the fiscal year ending March 25, 2007, Mr. Lorber will be entitled to receive a pro rata portion of the bonus payable to him under his existing agreement. The Lorber Employment Agreement will further provide for a three-year consulting period after the termination of employment during which Mr. Lorber will receive a consulting fee of $200,000 per year in exchange for his agreement to provide no less than 30 days of consulting services. The Lorber Employment Agreement will also provide Mr. Lorber the right to participate in employment benefits offered to other Nathan’s executives. During and after the contract term, Mr. Lorber is subject to certain confidentiality, non-solicitation and non-competition provisions in favor of the Company.

In the event that Mr. Lorber’s employment is terminated without cause, he will be entitled to receive his salary and bonus for the remainder of the contract term. The Lorber Employment Agreement will further provide that in the event there is a change in control, as defined in the agreement, Mr. Lorber will have the option, exercisable within one year after such event, to terminate his employment agreement. Upon such termination, will have the right to receive a lump sum cash payment equal to the greater of (A) his salary and annual bonuses for the remainder of the employment term (including a prorated bonus for any partial fiscal year), which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination; or (B) 2.99 times his salary and annual bonus for the fiscal year immediately preceding the fiscal year of termination, as well as a lump sum cash payment equal to the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of our common stock and such then current market price. In addition, the Company will provide Mr. Lorber with a tax gross-up payment to cover any excise tax due. In the event of termination due to Mr. Lorber’s death or disability, he is entitled to receive an amount equal to his salary and annual bonuses for a three-year period, which bonus shall be equal to the average of the annual bonuses awarded to him during the three fiscal years preceding the fiscal year of termination.

Under the terms of the Gatoff Employment Agreement, Mr. Gatoff has agreed to serve as Chief Executive Officer effective from January 1, 2007 until December 31, 2008, which period shall extend for additional one-year periods unless either party delivers notice of non-renewal no less than 180 days prior to the end of the term then in effect. Pursuant to the agreement, Mr. Gatoff will receive a base salary of $225,000 and an annual bonus equal in an amount of up to 100% of his base salary, depending upon the Company’s achievement of performance goals established and agreed to by the Compensation Committee and Mr. Gatoff for each fiscal year during the employment term, provided that the bonus payable to Mr. Gatoff for the fiscal year ending March 25, 2007 is to be determined by the Compensation Committee in its discretion, based on Mr. Gatoff’s status as Vice President and Corporate Counsel through December 31, 2006 and provided, further, that Mr. Gatoff will be entitled to a minimum bonus of 50% of his base salary for the first two years of the Gatoff Employment Agreement. The agreement will further provide for an automobile allowance in the amount provided to other executive officers, currently $1,250 per month, and the right of Mr. Gatoff to participate in employment benefits offered to other Nathan’s executives. During and after the contract term, Mr. Gatoff is subject to certain confidentiality, non-solicitation and non-competition provisions in favor of the Company.

In the event that Mr. Gatoff’s employment is terminated without cause, he will be entitled to receive his salary for the remainder of the contract term. The Gatoff Employment Agreement will further provide that in the event there is a change in control, as defined in the agreement, Mr. Gatoff will have the option, exercisable within one year after such event, to terminate his employment agreement. Upon such termination, he will have the right to receive a lump sum cash payment equal to his salary and annual bonus for a one-year period in an amount equal to the bonus paid or payable to Mr. Gatoff for the for the most recently completed fiscal year. In the event of termination due to Mr. Gatoff’s death or disability, he will be entitled to receive an amount equal to his salary and annual bonus for the balance of the contract term, which bonus shall be equal to the minimum bonus of 50% of his base compensation in the event of such a termination during the initial two-year term and the amount of the bonus paid or payable to the Executive for the preceding fiscal year in the event of such termination during any renewal term.

Item 9.01 Financial Statements and Exhibits.

(c)	10.1 Employment Agreement between Nathan’s Famous, Inc. and Howard M. Lorber dated as of December 15, 2006
10.2 Employment Agreement between Nathan’s Famous, Inc. and Eric Gatoff dated as of December 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

NATHAN'S FAMOUS, INC.

By:	/s/ Wayne Norbitz
Wayne Norbitz
President and Chief Operating Officer

Dated: December 18, 2006